                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:


         / /      Preliminary Proxy Statement


         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))


         /X/      Definitive Proxy Statement


         / /      Definitive Additional Materials

         / /      Soliciting Material Pursuant to Rule 14a-11(c) or
                  Rule 14a - 12

Dominion Bridge Corporation
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(Name of Registrant as Specified in Charter)


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(Name of Person(s) filing Proxy Statement, if other than Registrant)

         Payment of filing fee (check the appropriate box):

         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)     Aggregate number of securities to which transaction applies:


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         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)      Proposed maximum aggregate value of transaction:

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         (1)      Amount Previously Paid:


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         (2)      Form, Schedule or Registration Statement no.:


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         (3)      Filing Party:


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         (4)      Date Filed:

                  [Letterhead of Dominion Bridge Corporation]




                                 June 19, 1997


Dear Fellow Stockholders:

         We, all the members of your Board of Directors, are writing to urge you to reject the consent solicitation being conducted by the committee calling itself "The Committee to Revitalize Dominion Bridge Corporation" (hereinafter referred to as the "Committee" or the "Kuhns Group") and, whether or not you have previously given the Committee your consent, to sign and return the enclosed green Revocation of Consent on behalf of the Board of Directors of Dominion Bridge Corporation.

         The Board strongly opposes the Committee's efforts to wrest control of your Company for a number of reasons:

            JOHN KUHNS, THE MAN SPEARHEADING THE COMMITTEE'S EFFORTS
                         TO TAKE CONTROL OF THE COMPANY,
                HAS IN THE PAST LEFT A TRAIL OF SEC VIOLATIONS,
             SELF ENRICHMENT AND EXTRAORDINARY LOSSES FOR INVESTORS.

         - A 1984 New York Times article regarding Catalyst Energy Corporation said that as President and Chief Executive Officer of that company, Kuhns "alienated key investors and sent Catalyst's stock into a tailspin." Catalyst's share price went from a high of $29 to a low of $3.75.


         - In 1987, while an executive of Catalyst, Kuhns made a hostile bid for a broker/dealer, Stifel Financial Corporation, which he later abandoned. For this takeover effort, Kuhns has been called a "corporate raider."



         - Also while an executive at Catalyst, Kuhns acquired control of a broker/dealer known as Laidlaw, Adams & Peck, which suffered such massive losses that in 1988, Kuhns abandoned Laidlaw with unsatisfied judgments from customers and other creditors amounting to over $2 million. Subsequently, Laidlaw had its broker/dealer registration revoked for failure to make required filings and to respond to administrative complaints.


         - In 1989, following Kuhns' failures with Catalyst and Laidlaw, Kuhns founded The New World Power Corporation. During his tenure as Chairman and Chief Executive Officer, New World Power raised $63.3 million of equity and $20 million of debt. During the same period, New World Power lost an aggregate of

                  $65.3 million, including a stunning net loss of $41.3 million on its 1995 operations based on revenues of only $16.4 million. In May 1996, NASDAQ moved to discontinue New World Power's listing on the NASDAQ National Market System due to its failure to make required SEC filings. New World Power's shares fell from a reverse-split adjusted basis of 65 to 3/8.

         - Kuhns' history of delinquency with respect to New World Power culminated in SEC enforcement proceedings and a cease and desist order under the securities laws enjoining Kuhns from violations of Sections 13(d) and 16(a) of the Securities Exchange Act, and Rules 13d-1, 13d-2, 16a-2 and 16a-3 thereunder, following his failure to file reports reflecting his sales of over $3,105,000 of New World Power stock while its share price was falling.


         - Kuhns was ultimately removed by the board of directors of New World Power as CEO in April 1996. The Company believes that he was removed under pressure from that company's principal stockholders and creditors. Subsequently, he was not renominated to serve as a director of New World Power because, the Company believes, he had lost credibility with the stockholders and creditors of that company.


         - While the stockholders and creditors of companies with which Kuhns has been associated have met with disastrous results, Kuhns has reaped enormous personal benefits. According to SEC reports, during three years as CEO of Catalyst, Kuhns received $1.3 million in salary, bonuses and benefits. Additionally, Kuhns received $912,550 in connection with the cancellation of options to purchase 274,600 shares of Catalyst common stock. Kuhns repeated this performance with New World Power, taking salaries and benefits from 1993 to 1995 of $1.5 million and grants of New World Power stock and options to purchase an additional 1.29 million shares. Most egregiously, Kuhns arranged for New World Power to purchase and substantially renovate, at a cost of $2.5 million, a house in Litchfield County, Connecticut for his office, which it subsequently transferred to Kuhns as part of his severance package.

         - The Committee has NOT made an economic proposal to acquire the Company, but is rather seeking a cheap takeover, one which would put into control persons with a track record of wrecking companies and violating the law without paying the Company's stockholders a single dime. Moreover, the Committee has not put forth any plan for enhancing stockholder value at Dominion Bridge.

         By contrast to Kuhns' record, look at the record of the current management of Dominion Bridge:

                   THE CURRENT MANAGEMENT HAS BUILT DOMINION
             BRIDGE INTO A MAJOR INTERNATIONAL ENGINEERING, PROJECT
                    MANAGEMENT AND CONSTRUCTION FIRM. THESE
    OPERATIONAL STRENGTHS SHOULD NOW BEGIN TO TRANSLATE INTO PROFITABILITY.

         - Under the leadership of its current senior management, Dominion Bridge has become a major international provider of large scale engineering, procurement, construction, steel fabrication and shipbuilding services. Revenues have grown from $7 million in 1993 to $363 million in 1996, and are on track to reach $600 million in fiscal 1997.

         - Through its strategy of acquisitions and internal growth, management has increased the Company's asset base to more than $250 million and employment to more than 6,500. In 1996, the Company acquired a controlling stake in McConnell Dowell Corporation, which is one of the premier engineering and construction firms in Asia-Pacific. The combined strength and synergies of the companies that Dominion Bridge has acquired have made Dominion Bridge a global force.

         -        Integration of the construction skills of Dominion Bridge Inc.
                  with the engineering experience of McDonnell Dowell and the project management expertise of Davie Industries Inc. assures that there is no job in the infrastructure industry that is too complex for Dominion Bridge, whether onshore or offshore.

         - Dominion Bridge has grown significantly in size and scope while maintaining a strong balance sheet that is currently free of long-term debt and is investing available financial resources in the business. The balance on a loan from Bankers Trust Co. has been reduced from $30 million to $15 million and management has recently engaged a major international bank to provide the Company with a $25 million line of credit, subject to due diligence and customary closing conditions.

         - The Company has taken steps to improve profitability through stringent cost controls and elimination of non-essential expenses. Management is also implementing a comprehensive plan designed to achieve greater efficiencies in marketing worldwide.

         - Having consolidated the 1996 acquisitions and instituted measures that are expected to improve each business segment's internal operations, Dominion Bridge is positioned to benefit from the synergies it has created. Management's primary goal for 1997 is to begin translating its new operational strengths into consistent long-term profitability.

       - Just recently, the Company announced that it has retained the investment banking firm of Legg Mason Wood Walker, Incorporated to assist the Company in exploring strategic alternatives to enhance stockholder value.


       - While the Company's stock price has suffered as management has implemented its growth strategy, no one is more aware of the stock price than the Company's senior officers, who beneficially own an aggregate of 3,811,792 shares of the Company's Common Stock. COMPARE THIS STAKE IN THE COMPANY TO THE KUHNS GROUP, WHICH OWNS ONLY 2,000 SHARES OF DOMINION BRIDGE COMMON STOCK. Given their significant equity stake in the Company, senior management is committed to enhancing stockholder value and believes that they have in place the plan to do so.


                      AS OPPOSED TO THESE REAL SUCCESSES BY
             THE COMPANY'S MANAGEMENT AND ITS TANGIBLE FUTURE PLANS,
                    WHAT DOES THE KUHNS GROUP HAVE TO OFFER?

         The Kuhns Group is seeking to wrest control of your Company from current management by (i) removing, without cause, members of senior management;
(ii) electing to positions of senior management the members of the Committee; and (iii) amending the Company's By-Laws to make it effectively impossible for the Board to function and place the power of the Board in Kuhns.

         YOUR BOARD UNANIMOUSLY OPPOSES THE KUHNS SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY HIS COMMITTEE.

         IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED GREEN REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTHOUGH SUBMITTING A CONSENT REVOCATION WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A GREEN REVOCATION OF CONSENT CARD ON YOUR BEHALF, VOTING AS RECOMMENDED BY DOMINION

BRIDGE CORPORATION'S BOARD OF DIRECTORS. YOU SHOULD ALSO SIGN, DATE AND MAIL YOUR GREEN REVOCATION OF CONSENT CARD WHEN YOU RECEIVE IT IN THE MAIL. PLEASE DO SO AT ONCE.

         Thank you for your support.

                                                     Very truly yours,

                                                     The Board of Directors
                                                     Dominion Bridge Corporation

         If you have any questions about giving your revocation of consent or require assistance, please call:

                                    Morrow & Co., Inc.
                                    909 Third Avenue, 20th Floor
                                    New York, New York 10022
                                    1-800-662-5200

                                 June 19, 1997



REVOCATION OF CONSENT STATEMENT OF THE
  BOARD OF DIRECTORS OF
  DOMINION BRIDGE CORPORATION
  IN OPPOSITION TO A CONSENT SOLICITATION
  BY CERTAIN STOCKHOLDERS


This Revocation of Consent Statement is furnished by the Board of Directors (the "Board") of Dominion Bridge Corporation, a Delaware corporation ("Dominion Bridge" or the "Company"), to the holders of outstanding shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), in connection with the Board's opposition to the solicitation (the "Kuhns Solicitation") of written stockholders' consents by a committee of John D. Kuhns, Kenneth W. Mariash and John M. Dutton, who call themselves "The Committee to Revitalize Dominion Bridge Corporation" and are referred to herein as the "Committee" or the "Kuhns Group." The Company believes that the Kuhns Group is seeking to effect a cheap take-over of the Company by (i) removing, without cause, members of senior management;
(ii) electing to positions of senior management the members of the Committee; and (iii) amending the Company's By-Laws to make it effectively impossible for the Board to function and place the power of the Board in Kuhns. This statement and the enclosed GREEN Revocation of Consent Card are first being mailed to stockholders on or about June 20, 1997.


         THE BOARD UNANIMOUSLY OPPOSES THE KUHNS SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY HIS COMMITTEE.

         IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU HAVE SIGNED THE WHITE CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED GREEN REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTHOUGH SUBMITTING A CONSENT REVOCATION WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A GREEN REVOCATION OF CONSENT CARD ON YOUR BEHALF, VOTING AS RECOMMENDED BY DOMINION BRIDGE CORPORATION'S BOARD OF DIRECTORS. YOU SHOULD ALSO SIGN, DATE AND MAIL YOUR GREEN REVOCATION OF CONSENT CARD WHEN YOU RECEIVE IT IN THE MAIL. PLEASE DO SO AT ONCE.

         If you have any questions about giving your revocation of consent or require assistance, please call:

                                  Morrow & Co., Inc.
                                  909 Third Avenue, 20th Floor
                                  New York, New York 10022
                                  1-800-662-5200

                             REASONS TO REJECT THE
                               KUHNS SOLICITATION

         In furtherance of their goal of taking over the Company WITHOUT MAKING AN ECONOMIC PROPOSAL TO THE STOCKHOLDERS, the Kuhns Group is seeking written consents of the Company's stockholders to make it effectively impossible for the duly elected Board of Directors to fulfill their responsibilities to the stockholders, to remove without cause the existing senior management of the Company and to replace them with the members of the Committee, notwithstanding that they have not articulated any business plan for the Company, they have no meaningful experience in the Company's businesses and they have no relationships with the Company's suppliers, customers, financing sources or government agencies which have been and are providing support to the Company. In response to the Kuhns Solicitation, the Board of Directors is asking stockholders not to provide their consent and is soliciting from the Company's stockholders revocations of any consents that may have been given.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY BELIEVES THAT THE KUHNS GROUP PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT THE PROPOSAL. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD.

                               REASONS TO SUPPORT
                             THE BOARD OF DIRECTORS

         The Board of Directors strongly believes that the arguments set forth by the Kuhns Group are seriously flawed and misleading, and that the Kuhns Group's proposal lacks any plan for the Company.

         Furthermore, the Kuhns Group's attempts to take over Dominion Bridge would, the Board believes, deprive the Dominion Bridge stockholders of the opportunity to benefit from the progress now underway at Dominion Bridge.



         In furtherance of its commitment to increase long-term stockholder value, the Board recently approved the retention of a leading investment banking firm to assist the Board in exploring strategic alternatives to enhance stockholder value. These alternatives could include the formation of strategic alliances, joint ventures or a merger or business combination involving the Company or any of its subsidiaries. Successful implementation of this strategy requires, among other things, a responsive and nimble Board. The Committee's proposal would paralyze your Board and unreasonably restrict the Board's ability to effectuate its plan to increase value for all stockholders. Although the Board is committed to enhancing stockholder value, as of the date of this statement, no transaction has been identified and there can be no assurance that the Company's initiative will result in a transaction.


         The fruits of the Company's strategy are becoming more and more apparent and hold, the Board believes, the potential to significantly improve future performance. Now is not the time to interrupt this strategy and the work of current management.


          THEREFORE, THE BOARD URGES THAT STOCKHOLDERS NOT SUPPORT THE
         KUHNS GROUP AND URGES STOCKHOLDERS TO REVOKE ANY CONSENT THAT
                              MAY HAVE BEEN GIVEN.

                    DESCRIPTION OF THE KUHNS GROUP PROPOSAL


         As set forth in their consent materials (the "Consent Materials") filed with the United States Securities and Exchange Commission (the "Commission"), the Kuhns Group is seeking nothing less than a total and complete immobilization of the Board in favor of Kuhns as Chairman. The proposed amendments to the By-Laws contain no less than eleven (11) impractical, onerous and exceedingly burdensome procedural mechanisms calculated to make effective Board action on any issue a near impossibility. The Kuhns Group's proposal (the "Proposal") expressly and unequivocally divests the Board of any authority to manage the affairs of Dominion Bridge including the basic and fundamental right to appoint its principal executive officers. By creating the office of "Chairman" with all encompassing powers to appoint and remove any and all other officers and manage the affairs of Dominion Bridge unchecked by its duly elected Board, the Kuhns Group will have created a "super manager", a concept which is foreign to both Delaware law and to well-managed public companies.



The Kuhns Group's proposal contains a number of substantive provisions which
effectively prohibit the Board from managing the business of Dominion   Bridge.
Most disturbing is the Kuhns Group's proposal to delete Article 2 Section 1 of the existing By-Laws which provides in its entirety as follows:


                 Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.


By eliminating this By-Law, the Kuhns Group seeks to deprive Dominion Bridge's duly elected Board of any express authority to manage the affairs of Dominion Bridge Corporation which, the Company believes, violates the framework for corporate governance established under Delaware law. In its place, the Kuhns Group proposes to create the office of "Chairman" with unfettered authority to perform the management function which is entrusted by statute to the Board.



         Specific proposed amendments prohibit the Board from appointing any of the officers of Dominion Bridge and empowers the stockholders to elect "three senior officers." The most senior of these officers will be the "Chairman" who will have the power to appoint, remove and determine the compensation for all other officers. In a veiled attempt to classify the "Chairman" as a garden variety officer, throughout its Consent Materials, the Kuhns Group characterizes the "Chairman's" responsibilities as managing the "day-to-day" affairs of Dominion Bridge. As explained herein, the "Chairman" is a virtual substitute for the Board with powers and responsibilities beyond any corporate officer envisioned by or contemplated within the Delaware law and beyond the reach of your duly elected Board.



         To insure that the Board does not interfere in any way with the appointment of Dominion Bridge's officers and Kuhns' management of Dominion Bridge, the Kuhns Group proposes to prohibit the Board from removing, filling any vacancies or setting the compensation of any corporate officers.

         In addition to depriving the Board of any role in managing the affairs of Dominion Bridge on behalf of its stockholders, the Kuhns Group is seeking to make it nearly impossible for the Board to take any legitimate corporate action. The Consent Materials propose the following procedural amendments governing the internal operating procedures of the Board:


         1.      Unanimous attendance required for a quorum;

         2.      Unanimous vote to effectuate any Board action;

         3. Meetings may only be held in Delaware at Dominion Bridge's registered office;

         4.      Elimination of the Board's right to act by written consent;

         5. Prohibiting the compensation of, and the reimbursement of expenses incurred by directors;

         6.      Prohibiting telephonic Board meetings;

         7. Setting the number of directors at eight and thereafter, as established by the "Chairman;"

         8.      Requiring seven days notice for regular meetings;

         9.      Requiring unanimous Board consent to form a Board committee;

         10. Requiring committees to consist of at least two-thirds of the total number of directors; and

         11. Requiring unanimous attendance for quorum and unanimous vote to effectuate any action of any Board committee and requiring that all committee meetings be held at Dominion Bridge's registered office in Delaware.


         Reflecting the global scale of its operations, the Company has directors in Asia, Europe and North America. These provisions serve no legitimate purpose other than to thwart any reasonable effort by the Board to fulfill their fiduciary duties on behalf of the stockholders of Dominion Bridge. For example, the simple task of approving a single resolution, no matter how inconsequential, would entail the expenditure of substantial non-reimbursable expenses by every director, cross-country, international, transatlantic and transpacific travel, seven days written notice and the retention of facilities in Wilmington, Delaware.


                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
               THAT STOCKHOLDERS REJECT THE KUHNS GROUP PROPOSAL.

LEGAL PROCEEDINGS


On May 23, 1997, the Kuhns Group commenced a lawsuit against the Company in Federal District Court in Wilmington, Delaware seeking a declaration that it should be permitted to solicit written consents from the Company's stockholders without violating federal securities laws and that the Company's Second Amended and Restated By-laws, particularly those provisions relating to the stockholder's right to take action by written consent and requiring advance notice of stockholders in order to submit a nominee to serve on the Company's Board of Directors, are invalid. The Committee alleges that the description of these provisions appearing in certain public filings, including the Company's 1997 Proxy Statement, render the election of directors at the Company's 1997 Annual Meeting void. With the exception of its claim that stockholders have the right to act by written consent, the Company believes that all claims asserted by the Kuhns Group are entirely without merit and is vigorously defending this matter. In that regard, on June 4, 1997 the Company filed its answer affirmatively denying the factual allegations and legal theories of the Committee along with a nine (9) count counterclaim. The counterclaim seeks declaratory and injunctive relief against the Committee for its illegal and improper consent solicitation in contravention of Delaware law and its violation of federal securities laws by disseminating materially false and misleading information to stockholders. The Company is also seeking damages for the Committee's unjustified and tortuous interference with the Company's contractual and prospective relations and its conspiracy to harm the Company's business and prospects.


        On June 2, 1997, the Company filed a complaint against Kuhns Group member John M. Dutton in the United States District Court for the District of Delaware seeking a preliminary and permanent injunction against Mr. Dutton, and all other persons acting in concert with him, to prevent Mr. Dutton from continuing to disseminate material non-public information about the Company in furtherance of his conspiracy to illegally obtain control of the Company.
During his eight month tenure with the Company, Mr. Dutton maintained a position of trust and was privy to proprietary and confidential non-public information about the Company, its financial prospects, prospective projects and strategic business plans. Upon his resignation from the Company on May
12, 1997, Mr. Dutton took his laptop computer, which contained numerous confidential files, and illegally retained other confidential documents including financial statements and stockholder lists. The Company believes that he has been disseminating this confidential nonpublic information in his efforts to illegally gain control of the Company and jeopardize the Company's current and potential contractual relationships. The Company is seeking injunctive and monetary relief based on Mr. Dutton's breaches of his fiduciary and common law duties to the Company and his misappropriation and misuse of confidential information.



        On June 3, 1997, Kuhns filed a suit in equity against the Company in the Court of Chancery of the State of Delaware to compel the Company to provide Kuhns with a list of the Company's stockholders as of May 23, 1997. Since Kuhns was not a stockholder of record on May 23, under Delaware law, he had no right to the Company's stockholder list. The Company further objected to Kuhns' request on equitable grounds inasmuch as Kuhns or those persons acting in concert with him have illegally obtained and retained various corporate records of the Company, including portions of its stockholder list and that he is seeking the list for the improper purpose of furthering his illegal solicitation of stockholder consents. Kuhns subsequently filed a request for the stockholder list as of June 10, 1997, a date on which he was a record holder. On the basis of his subsequent demand, on June 18, 1997, the Company entered into a stipulation of settlement with Kuhns pursuant to which the Company agreed to provide the stockholder list and related materials.

                              THE CONSENT PROCEDURE


         The record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the Kuhns Solicitation is the close of business on June 10, 1997 (the "Record Date"). Under Delaware law, unrevoked consents from the holders of record of a majority of the outstanding shares of Common Stock on the Record Date are necessary for the Company's stockholders to act by written consent to (i) remove, without cause, certain members of the senior management, (ii) replace them with the members of the Kuhns Group and (iii) amend the Company's By-Laws as proposed by the Committee. As of the Record Date, there were 29,003,648 shares of Common Stock outstanding, each entitled to one vote per share.



         Under Section 228 of the Delaware General Corporation Law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of Common Stock of the Company are delivered to the Company within 60 days of the earliest-dated consent. A consent signed by Kuhns was filed with the registered agent of the Company in Delaware on June 10, 1997 establishing the Record Date and August 9, 1997 as the expiration date.



         The Company believes that the operation of the Proposal violates Delaware corporate law because, among other things, it divests your elected Board of responsibilities for managing the affairs of the Company.

         Section 141 of the Delaware General Corporation Law ("DGCL") sets forth the fundamental principle that the business and affairs of Delaware corporations are to be managed by a board of directors and that any deviations from this mandate must be expressly set forth in the DGCL or the certificate of incorporation. A board carries out these duties by, among other things, delegating authority to the officers of the corporation. As described herein, the proposed by-law amendments are designed to prevent your elected Board from managing the affairs of the Company and vests such power in Kuhns thereby turning this basic principle of corporate governance established by the DGCL on its head by inverting the relative positions of the Board and the officers.

         This cornerstone of corporate governance has been consistently cited and recognized in the decisions of Delaware and other courts. In fact, almost every landmark decision by Delaware courts regarding the DGCL contains express reference to and is based, in part, on the fundamental principle that the board has a fiduciary duty to manage the business and affairs of Delaware corporations. See, for example Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 41-42 (Del. 1993), Paramount Communications, Inc. v. Time, Inc., 571 A.2d 1140, 1154 (Del. 1989), Unocal Corporation v. Mesa Petroleum, Inc., 493 A.2d 946 (Del. 1985) and Aronson v. Lewis, 473 A.2d 805, 812 (Del.
1984). In addition, courts interpreting Delaware law routinely invalidate extreme infringements on a board's inherent authority to manage Delaware corporations that are purportedly effected outside of the certificate of incorporation. See, for example Lehrman v. Cohen, 222 A.2d 800, 808 (Del. 1966) and Abercrombie v. Davis, 123 A.2d 893 (Del. Ch. 1960).



         The Company firmly believes that the Committee's proposal to radically alter the fundamental framework of corporate governance by placing the power of the entire Board in Kuhns and articulating its plan to seek additional stockholder action in the future as circumstances require without, at the very least, amending the Company's certificate of incorporation, is violative of applicable Delaware law. The question of the legality of the proposed by-law amendments is presently pending before the Federal District Court for the District of Delaware, but has not been decided. Ultimately, the question of the legality of the by-law amendments is expected to be determined by the courts and even if sufficient consents are obtained, the Board will take no action pursuant to the consents until a final decision has been rendered.



         A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GREEN Revocation of Consent Card. A consent may also be revoked by delivery of a written revocation of consent to the Committee. Stockholders are urged, however, to deliver all revocations of consents to Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, New York 10022 (Facsimile No. 212-754-8300). The Company requests that if a revocation is instead delivered to the Committee, a photostatic copy of the revocation also be delivered to the Company, c/o Morrow & Co., Inc., at the address set forth above, so that the Company will be aware of all revocations. Any revocation of consent may itself be revoked at any time by signing, dating and returning to the Committee a subsequently dated white consent card sent to you by the Committee, or by delivery of a written revocation of such revocation of consent to the Company or the Committee.


         The Company will retain an independent inspector of elections in connection with the Kuhns Solicitation.


         Only stockholders as of the Record Date are eligible to execute, withhold or revoke consents in connection with this solicitation. Persons owning Common Stock beneficially (but not of record), such as persons whose ownership of Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN revocation card on their behalf or to have such broker's, bank's or financial institution's nominee (such as Cede & Co.) execute such a revocation card.


         If you have any questions concerning this Revocation of Consent Statement or need assistance in executing the enclosed GREEN revocation card, please contact Morrow &

Co., Inc., 909 Third Avenue, 20th Floor, New York, New York 10022 (Telephone No. 1-800-662-5200).



         Carefully review this Revocation of Consent Statement. YOUR RESPONSE IS IMPORTANT. You are urged NOT to sign any WHITE consent cards. Instead, reject the Committee's solicitation efforts by promptly completing, signing, dating and mailing the enclosed GREEN revocation card. Please be aware that if you sign a white card but do not check any of the boxes thereon, you will be deemed to have consented to the Kuhns Group's proposals.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The following table sets forth, as of June 10, 1997, certain information concerning the stock ownership of all persons known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, based upon filings with the Securities and Exchange Commission, as well as the beneficial ownership of such Common Stock, as of such date, of all executive officers and directors, individually and as a group.



                                                 Shares Owed Beneficially                    Percentage of
Name and Address of Beneficial Owner                   and of Record                     Outstanding Shares(1)
------------------------------------                   -------------                     ---------------------
Michel L. Marengere                                    2,484,792(2)                               8.5%
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Rene Amyot                                               161,000(3)                                (4)
523 Cote Ste. Anne
Ste. Anne de Beaupre
Sante-Foy
Quebec, Canada G0A 3C0

Nicolas Matossian                                        590,000(5)                               2.0%
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Reynald Lemieux                                           26,000(6)                                (4)
1340 Duquet
Sillery
Quebec, Canada G1S 1A9

Louis Berlinquet                                          25,000(7)                                (4)
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Peter P. Gil                                              25,000(7)                                (4)
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Andrew Choa                                                   --                                   --
3801-4 Edinburgh Tower
The Landmark
16 Queens Road
Hong Kong

                                                 Shares Owed Beneficially                    Percentage of
Name and Address of Beneficial Owner                   and of Record                     Outstanding Shares(1)
------------------------------------                   -------------                     ---------------------
Ladislas O. Rice                                              --                                  --
19 Redington Road
London, England NW3 7QX

Robert Chartier                                            125,000(8)                             (4)
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

J. Arthur Gelinas                                          200,000(7)                             (4)
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Olivier Despres                                            175,000(7)                             (4)
500 Rue Notre Dame
Lachine
Quebec, Canada H8S 2B2

Credit Suisse                                            1,531,131(9)                            5.3%
Paradeplatz 8
8070 Zurich, Switzerland

All Directors and Officers                               3,811,792                              12.4%
as a group (11 persons)



---------------------------


(1) Except as otherwise indicated, percentages are presented after rounding to the nearest tenth and include the total number of shares outstanding and the number of shares which each person has the right to acquire, within 60 days through the exercise of options, pursuant to Item 403 of Regulation S-K and Rule 13d-3(d)(1), promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Percentages for the total of all persons and the total of all officers and directors include all outstanding shares and all shares which such persons have the right to acquire within 60 days.


(2) Includes 1,659,792 shares held of record by Fidutech Technologies, Inc. as to which Mr. Marengere has shared voting and investment power. Mr. Marengere is the sole stockholder of Gestion Edinov Inc. and Services M.L. Marengere, Inc. which own, in the aggregate, 75% of Fidutech. Also includes 675,000 shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00 and 150,000 shares of Common Stock which may be received upon the exercise of 75,000 unit options granted under Mr. Marengere's service agreement.


(3) Includes 125,000 shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00.


(4)      Less than 1%.

(5) Includes 300,000 shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00 and 100,000 shares of Common Stock which may be received upon the exercise of 50,000 unit options granted under Mr. Matossian's service agreement.

(6) Includes 25,000 shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00.

(7) Consists of shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00.

(8) Includes 110,000 shares of Common Stock that may be issued pursuant to stock options exercisable at $2.00.


(9) Based upon a Schedule 13G filed by Credit Suisse with the Securities and Exchange Commission on February 12, 1997.

                           SOLICITATION OF REVOCATIONS

Cost and Method


         The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $500,000, of which approximately $195,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telecommunication.



         The Company has retained Morrow & Co., Inc. ("Morrow"), professional consent revocation solicitors, at an estimated fee of $200,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. Morrow has advised the Company that approximately 40 employees of Morrow will be involved in the solicitation by Morrow on behalf of the Company.



Participants in the Solicitation


        Under applicable regulations of the SEC, each of the directors of the Company, executive officer Olivier Despres and Morrow may be deemed to be a "participant" in the Company's solicitation of revocations of consent. The business address of each director and Mr. Despres is provided above under "Security Ownership of Certain Beneficial Owners and Management." Morrow's business address is set forth on page 7.



        The following is a listing of transactions in Common Stock by the Company's participants during the last two years: (1) On March 31, 1997 Rene Amyot acquired 1,000 shares of Common Stock in open market transactions at a purchase price of $1.625 per share; (2) On April 15, 1997 Reynald Lemieux acquired 1,000 shares of Common Stock in open market transactions at a purchase price of $1.7875 per share; and (3) On March 13, 1997 Nicolas Matossian acquired 25,000 shares of Common Stock in open market transactions at a purchase price of $1.875 per share. Morrow does not own any stock of the Company. Information about the present stock ownership interest of the Company's other participants is provided in "Security Ownership of Certain Beneficial Owners and Management."


Other Contracts, Arrangements and Understandings with Participants


Service Agreements

         Effective February 1, 1995, the Company entered into three year service agreements with Michel L. Marengere as Chairman and Chief Executive Officer and Nicolas Matossian as President and Chief Operating Officer.

         The service agreements with Messrs. Marengere and Matossian (individually an "executive") contain "change in control" language which provides the executive with certain benefits, including payment to the executive in the amount of three times his base compensation, if the executive is terminated for "good reason," as that term is defined in the service agreements, following a change in control of the Company. The service agreements provide that a "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date thereof, promulgated under the Exchange Act; provided, however, that, without limitation, such a change in control shall be deemed to have occurred if (A) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for Michel L. Marengere, or a company controlled by him, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities; (B) there occurs a contested proxy solicitation of the Company's stockholders that results in the contesting party obtaining the ability to vote securities representing 20% or more of the combined voting power of the Company's then outstanding securities; (C) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or (D) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, a "change in control" shall not be deemed to have occurred for purposes of the service agreements (i) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company, or a merger, consolidation or other reorganization involving the Company and the executive, alone or with other officers of the Company, or any entity in which an executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest or (ii) in a transaction otherwise commonly referred to as a "management leveraged buy-out."



If a "change in control" had occurred as of the end of the Company's last fiscal year ("Fiscal 1996"), Messrs. Marengere and Matossian would have been entitled to receive $1,080,000 and $720,000, respectively, based on their base compensations pursuant to their respective service agreements. In addition, since their service agreements are for three year terms ending January 31, 1998 they would also be entitled to receive their base compensation during the terms of their respective service agreements.


         Pursuant to the Company's 1995 Stock Option Plan (the "1995 Plan"), nonqualified and incentive stock options and limited stock appreciation rights may be granted to each of the named executive officers. Under the 1995 Plan, upon a "change in control" of the Company, as defined in the 1995 Plan (which is defined in essentially the same manner as in the service agreements), optionees are entitled, upon approval by the Compensation Committee, to receive, upon surrender of the related stock option and exercise of any limited stock appreciation right, cash in an amount equal to the difference between the exercise price per share of Common Stock under the option and the fair market value of a share of Common Stock.

         If a change in control had occurred on September 30, 1996, based on a market price of $2.00 per share on that date, no payment would have been required to be made.


Certain Relationships and Related Transactions

         As of September 30, 1996, a subscription receivable in the aggregate amount of $1,824,000 was owed to the Company by Mr. Marengere or his affiliates. During Fiscal 1996, Mr. Marengere was indebted to the Company in maximum amount of $781,000. This outstanding debt has been satisfied in full. During Fiscal 1994, the Company advanced $1,734,000 to a stockholder, Fidutech Technologies, Inc. and its affiliates ("Fidutech"), which are controlled by Messrs. Marengere and Amyot. As of July 1, 1994, $1,155,000 of this amount was assumed by the acquirer of Edinov. The balance of $579,000 was non-interest bearing and has been paid in full. In connection with the Settlement of a derivative action brought against the Company and Messrs. Marengere and Amyot, Messrs. Marengere and Amyot have agreed to cause Fidutech to guarantee the payment of the assumed debt.

         During Fiscal 1996, the Company paid $80,418 in fees to Rene Amyot, a director, for consulting and legal services provided to the Company.


Other Agreements

         Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company's knowledge, (i) no participant referred to above is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any shares of Common Stock, and
(ii) neither any of the participants referred to above nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

                           1998 STOCKHOLDER PROPOSALS

         In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company as its principal office in Lachine, Quebec, on or before October 2, 1997.

         We appreciate your support and encouragement.

                           On Behalf of the Board of Directors,


                           Olivier Despres
                           Secretary


                                    IMPORTANT

         The Board of Directors urges you NOT to return any WHITE consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed GREEN Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

         If your Shares are held in "Street" name at a brokerage firm, custodian bank or other nominee and you wish to support your current Board of Directors, you must either (a) sign and date the GREEN Revocation of Consent Card and mail it in the envelope provided to you by such organization, or (b) call the person responsible for your account at that organization and instruct that person to execute and mail a GREEN Revocation of Consent Card representing your shares.


        For additional information or assistance, please call Morrow & Co., Inc., our soliciting agent, toll free at 1-800-662-5200. Morrow & Co., Inc.'s address is 909 Third Avenue, 20th Floor, New York, New York 10022.

                              REVOCATION OF CONSENT
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           DOMINION BRIDGE CORPORATION



         The undersigned, a holder of shares of Common Stock, par value $.001 per share (the "Common Stock"), of Dominion Bridge Corporation (the "Company"), acting with respect to all shares of Common Stock held by the undersigned at the close of business on June 10, 1997, hereby acts as follows concerning the proposal of the Committee to Revitalize Dominion Bridge Corporation (the "Committee") set forth below.


THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO EXECUTE THE "YES, REVOKE MY CONSENT" BOX.

PROPOSAL OF THE COMMITTEE OF CERTAIN STOCKHOLDERS

         RESOLVED, that the Bylaws of the Company are hereby repealed in their entirety; and it is further


           RESOLVED, that the Bylaws included as Appendix A to the Consent Statement dated May __, 1997 of the Committee to Revitalize Dominion Bridge Corporation, as same may be hereafter amended, are approved and adopted as and for the Company's Bylaws (the "Bylaws"); and it is further



           RESOLVED, that in accordance with Article III, Section 3 of the Bylaws and in the best interests of the Company, Michel L. Marengere, Nicolas Matossian and Oliver Despres are hereby removed as Chairman and Chief Executive Officer, President and Chief Operating Officer, and Vice President and Corporate Secretary, respectively.


           RESOLVED, that in accordance with Article III, Section 2 of the Bylaws, John D. Kuhns, Kenneth W. Mariash and John M. Dutton are hereby elected Chairman, President and Secretary, respectively.


         / / YES, REVOKE MY CONSENT     / /  NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY URGES YOU TO EXECUTE THE "YES, REVOKE MY CONSENT" BOX.

         UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.


         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE REVOCATION OF CONSENT STATEMENT OF THE COMPANY, DATED JUNE 19, 1997, IN OPPOSITION TO THE SOLICITATION OF THE COMMITTEE. UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.


                          Dated: _________________________, 1997



                          _____________________________________________________
                          Signature (Title, if any)

                          _____________________________________________________
                          Signature, if held jointly

                          Please sign exactly as your name appears hereon. Persons signing as Executors, Administrators, Trustees, etc. give full title as such. Joint owners should both sign.